UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2007

Kensey Nash Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-27120	36-3316412
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation or organization)

735 Pennsylvania Drive, Exton, Pennsylvania 19341
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The information in this Item 2.02 (including Exhibit 99.1 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On August 20, 2007, Kensey Nash Corporation (the “Company”) announced its results of operations and financial position as of, and for the three month period and fiscal year ended, June 30, 2007. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.06. Material Impairments.

On July 10, 2007, Kensey Nash Corporation (the “Company”) announced that it ceased all activities on its embolic protection platform (this includes the TriActiv® FX and ProGuard™ product line), including the PROGUARD clinical trial, product manufacturing, sales and marketing, and research and development activities. The strategic decision was made to reduce costs, provide for better resource allocation for both the Company’s endovascular and biomaterials businesses and allow the Company’s sales force to focus more on the Company’s thrombectomy and chronic total occlusion platforms. The Company believes that the changing embolic protection market dynamics are negative, particularly in the carotid market, and the costs to participate effectively in these markets are too high to warrant further investment.

On August 17, 2007, the Audit Committee of the Company’s Board of Directors, in connection with its review of the Company’s operating results to be presented in the press release referred to under Item 2.02 above, concluded that, as a result of the decision described above, a material asset impairment charge is required. Specifically, the Company expects to recognize asset impairment and other related charges totaling approximately $5.3 million before taxes. These charges include cash charges primarily related to severance, clinical trial and other contract termination costs totaling approximately $0.7 million in aggregate. These charges also include non-cash charges totaling approximately $4.6 primarily related to abandonment of inventory and machinery and equipment. Of the approximately $5.3 million in charges, approximately $4.7 million (including $4.6 million of non-cash asset impairment charges and $0.1 million of cash charges) has been recorded in the fourth quarter ending June 30, 2007, and the remainder is expected to be recognized in the first fiscal quarter of 2008. These charges will be presented within the Company’s results from continuing operations.

SEVERANCE CHARGES.
The decision was communicated to affected employees on July 10, 2007, which resulted in a net reduction of 10 personnel with employee severance costs of approximately $0.2 million. Such severance costs will be recognized in the Company’s financial statements for the Company’s first quarter of fiscal 2008, ending September 30, 2007.

ASSET IMPAIRMENT CHARGES.
The Company, in its fourth quarter fiscal 2007 financial statements (included in the press release referred to in Item 2.02 above) is recording pre-tax charges for the abandonment of certain embolic protection machinery and equipment of approximately $1.3 million. The Company is also recording inventory and other related embolic protection charges of approximately $3.0 million. In addition, charges of approximately $0.3 million for PROGUARD clinical trial assets were incurred.

CONTRACT TERMINATION CHARGES.
During the fourth quarter of fiscal 2007, the Company incurred pre-tax charges of approximately $0.1 million for contract termination and other embolic protection related charges. The remaining contract termination costs of approximately $0.4 million, including $0.2 million in clinical trial cancellation fees, will be recognized in fiscal 2008. Cash charges related to contract termination and other embolic protection related charges are estimated to be approximately $0.5 million.

This Form 8-K contains forward-looking statements, generally identified by use of the words “expects”, “estimates”, “intent,” “will” and other similar words or phrases. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report of Form 10-K for the year ended June 30, 2006, including the information set forth in Item 1A, Risk Factors and under the caption “Cautionary Statement on Forward-Looking Statements”.

With respect to the items discussed above, the Company and its auditors may conclude that one or more other material charges for impairment to the Company’s assets is required under generally accepted accounting principles. The Company will file one or more amendments to this Form 8-K, as necessary, to provide any changes in estimates of the amount or range of amounts of any such impairment charges after it has been finally determined.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Kensey Nash Corporation dated August 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Wendy F. DiCicco
Wendy F. DiCicco, CPA
Chief Financial Officer

Dated: August 20, 2007